UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2012

Farmer Bros. Co.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34249	95-0725980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20333 South Normandie Avenue, Torrance, California
(Address of Principal Executive Offices)

90502
(Zip Code)

(310) 787-5200
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Director Compensation
On August 29, 2012, the Board of Directors of Farmer Bros. Co., a Delaware corporation (the “Company”), approved the following fiscal 2013 non-employee director compensation:

•	an annual retainer of $30,000 per year, payable quarterly in advance; and

•
an annual grant of restricted stock under the Farmer Bros. Co. 2007 Omnibus Plan having a value equal to $40,000, each such grant to vest over three years in equal annual installments, subject to the non-employee director's continued service to the Company through each vesting date.

Each non-employee director also will receive: (i) a fee of $1,500 for each meeting of the Board attended; (ii) a fee of $2,500 for each meeting of the Compensation Committee or Audit Committee attended; and (iii) a fee of $1,500 for each meeting of the Nominating Committee attended; provided, if more than one meeting (Board or committee) is held and attended on the same day, the maximum meeting fees are $4,000. In addition, the Chairman of the Audit Committee will receive an additional annual retainer of $15,000, and the Chairman of the Compensation Committee will receive an additional annual retainer of $7,500.
The annual grant of restricted stock pursuant to the compensation arrangements described above will be made each year on the date on which the Company holds its annual meeting of stockholders or such other date as the Board may determine. The number of shares of Common Stock to be received in the grant of restricted stock will be based on the closing price per share of the Company’s Common Stock on the date such grant is made.
The Company also reimburses all directors for reasonable travel expenses from outside the greater Los Angeles area, in accordance with Company policy, incurred in connection with attendance at Board and committee meetings.
Omission of Quarterly Dividend
On August 29, 2012, the Board of Directors omitted the payment of a quarterly dividend in the upcoming second quarter of fiscal 2013.
2012 Annual Meeting of Stockholders
On August 29, 2012, the Board of Directors scheduled the Company’s 2012 Annual Meeting of Stockholders for December 6, 2012. The Board of Directors has fixed the close of business on October 17, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the 2012 Annual Meeting. The meeting will be held at the Company’s headquarters in Torrance, California.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 4, 2012

FARMER BROS. CO.

By:	/s/ Jeffrey A. Wahba
Jeffrey A. Wahba
Treasurer and Chief Financial Officer